EXHIBIT 23.6

                      Sproule Associates Limited

                    May 17, 1999

Greka Energy Corporation
630 Fifth Avenue, Suite 1501
New York, NY 10111

    Re: Evaluation of the P&NG Reserves of Beaver Lake Reserves Corporation, as of January 1, 1999

Dear Sirs:

     Sproule Associates Limited hereby consents to being named in the registration statement on Form S-3 being filed by Greka Energy Corporation and any amendment thereto pursuant to Rule 462 under the Securities Act of 1933. We confirm that we have read the registration statement and that we have no reason to believe that there are any misrepresentations in the information contained therein that is derived from our Report.

Sincerely,
/s/ R.K MacLeod, Eng.
R. K. MacLeod, Eng.
Vice-President, Engineering
U.S. and International

Dallas, Texas
May 17, 1999